Exhibit 14(a)

Consent of Independent Registered Public Accounting Firm

The Board of Directors
ECtel Ltd.
Rosh Ha'ayin
Israel

We consent to the incorporation by reference in the Registration Statement (No. 333-83736) on Form F-3 and Registration Statement (No. 333-127576) on form S-8 of ECtel Ltd. of our report dated , May 16, 2007, with respect to the consolidated balance sheets of ECtel Ltd. as of December 31, 2006 and 2005 and the related consolidated statements of operations, changes in shareholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2006, which report appears in the December 31, 2006 Annual Report on form 20-F of ECtel Ltd. and the reference to our firm under the heading “Selected Financial Data” in the Annual Report.

Our report dated May 16, 2007 refers to (a) a class action lawsuit that has been filed against the Company and (b) adoption of the fair value method of accounting for stock-based compensation as required by Statement of Financial Accounting Standards No. 123(R), “Share-Based Payment”.

Somekh Chaikin
Certified Public Accountants (Israel)
A member firm of KPMG International

Tel Aviv, Israel

May 16, 2007